Exhibit 10.10

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of May 30, 2024 (the “Effective Date”), by and between Robert Steele, an individual (the “Executive”), and Thumzup Media Corporation, a Nevada corporation (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. The Executive’s employment hereunder shall be effective as of the Effective Date and shall continue At Will. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2. Position.

During the Employment Term, the Executive shall serve as the Chief Executive Officer, Chairman of the Board and President of the Company, reporting to the Board of Directors of the Company (the “Board”). In such position, the Executive shall have such duties, authority, and responsibility as shall be determined from time to time by the Board, which duties, authority, and responsibility are consistent with the Executive’s position. In addition, Executive shall comply with all of the written policies, procedures and directives of the Company as may be contained in any employee handbook or manual of or issued by the Company from time to time.

3. Compensation.

3.1 Base Salary. Upon uplisting to a national stock exchange (CBOE, Nasdaq, or the NYSE), the Company shall pay the Executive an annual rate of base salary of $168,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment and withholdings laws and requirements, but no less frequently than monthly, except that, (i) the Executive’s Base Salary will increase from $168,000 to $250,000, effective upon the Company’s achievement of $100,000 net monthly ad revenue from Thumzup advertisers for paid posters for twelve consecutive months, (ii) the Executive’s Base Salary will increase to $350,000 upon the Company achieving $250,000 in net monthly ad revenue from Thumzup advertisers for paid posters for twelve consecutive months, and (iii) effective upon the Company’s receipt of an aggregate of $800,000 in net monthly ad revenue from Thumzup advertisers for paid posters for twelve consecutive months, the Base Salary will increase to $500,000. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”. Net ad revenue from Thumzup advertisers is defined as the Company’s margin (at present 30%) from gross advertising budgets for the Thumzup ad-tech platform. Any revenues that come from acquisitions of advertising, or other companies, shall be excluded from this formula.

3.2 Signing and Annual Bonus. The Company shall pay Executive a past performance bonus of $50,000 within 5 days of up-listing to a national stock exchange (CBOE, Nasdaq, NYSE), provided that Executive is employed by the Company at the time of the up-listing. This is a one-time bonus and if the Company moves from one national stock exchange to another, there shall be no additional bonus. For each calendar year of the Employment Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). However, the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be at the discretion of the Board of Directors, if required. The amount will be determined by the success of the Company in achieving its earning goals, as well as in consideration of the service by Executive in contributing to business goals, as determined by the Board of Directors. Any such bonus is not intended to make up for or add to an employee’s regular hourly wage or compensation for meeting the minimum standards of the job position. It is at the sole and total discretion of the Board of Directors whether there is any bonus, the amount, timing, and the Executive will be rewarded. It should not be assumed that past payments have established a pattern for future payments. There is no guarantee of any bonus.

3.3 Equity Award. On the Effective Date, the Company shall issue to Executive 10-year options to purchase 500,000 shares of common stock with an exercise price of $5.00, 25% of which will vest on 1/1/25, and the remaining 75% of which will vest monthly in 48 equal monthly installments commencing on 1/1/2025. Upon termination and/or resignation, the Executive shall have 90 days to exercise any and all vested options, all unvested options shall remain unvested and / or shall be cancelled. Executive shall have a cashless exercise provision as follows: If the Fair Market Value (as defined below) of one share of Common Stock is greater than the Purchase Price (at the date of calculation as set forth below), in lieu of exercising the Options for cash, the Optionee may elect to pay the exercise price using a cashless exercise. If a cashless exercise is elected, the Company shall issue to the Optionee the number of shares of Common Stock computed using the following formula:

X = Y (A-B)

        ______

             A

Where:

X = the number of shares of Common Stock to be issued to Optionee;

Y = the portion of the Option (in number of shares of Common Stock) being exercised by Optionee (at the date of such calculation);

A = the Fair Market Value (as defined below); and

B = Exercise Price (as adjusted to the date of such calculation).

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For purposes of this Agreement, Fair Market Value shall mean: “Fair Market Value” shall mean: (i) if the principal trading market for such securities is a national securities exchange, the OTCQB or other market operated by the OTC Markets (or a similar system then in use), the average of the closing prices on the principal market for the last five trading days immediately prior to such exercise date; or (ii) if (i) is not applicable, the average of the high bid and low asked prices so reported for the trading day immediately prior to such Exercise Date. Notwithstanding the foregoing, if there is no last reported sales price or bid and ask prices, as the case may be, for the day in question, then Fair Market Value shall be determined as of the latest day prior to such day for which such last reported sales price or bid and asked prices, as the case may be, are available, unless such securities have not been traded on an exchange or in the over-the-counter market for 30 or more days immediately prior to the day in question, in which case the Fair Market Value shall be determined in good faith by, and reflected in a formal resolution of the board of directors of the Company.

3.4 Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent in accordance with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.

3.5 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. Any and all perks, or payments must be made with the approval of the BOD. The then-current terms of any such applicable benefits plan shall govern Executive’s participation in the plan.

3.6 Vacation; Paid Time-Off. Executive shall be permitted to take vacation / time off as he feels his duties and responsibilities permit. Rather, as part of his own flexible working schedule, Executive is entitled to take time off for vacation at his discretion after consultation with the Board of Directors and in a manner consistent with the Company’s client and operational requirements. Because Executive does not accrue any fixed amount of vacation time, he will not be “paid out” any unused vacation at the time of the termination of employment. In taking time off, Executive must keep coworkers and the Board of Directors informed and should plan at least two (2) weeks ahead of schedule whenever possible, particularly for longer absences. Client calls, meetings, and other time-sensitive responsibilities must be covered regardless of personal schedule and should be coordinated with coworkers and the Board of Directors, as appropriate, to insure coverage. Further, Executive must generally remain productive over the course of the year. Vacation taken by Executive may only be used to cover personal days for purposes unrelated to paid sick days (as set forth in the Company Handbook), illness, injury or any other purpose permitted under the Healthy Workplaces/Healthy Families Act of 2014, and unrelated to other leaves of absence as set forth in the Company Employees Handbook. Executive should strive to take sufficient time off each year. Failing to do so can have unhealthy consequences and lead to burn out, which is not good for the Executive, nor the Company and its clients.

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3.7 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, cell phone (as per the company’s telecommunications policy), mileage, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

3.8 Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company, or any of its affiliates with respect to this Agreement, or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees).

4. Termination of Employment. Upon termination of the Executive’s employment, the Executive shall be entitled to the Base Salary and Annual Bonus in Sections 3.1 and 3.2 that has been earned and determined, if any, as well as any expenses incurred through the date of termination as set forth in Section 3.7. In addition, Executive shall have the right to exercise all vested options within 90 days of the date of termination as set forth in Section 3.3., Executive shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates, other than as set forth in Section 4.1 below. The payments and entitlements in this Paragraph are referred to herein as the “Accrued Amounts”.

4.1 Severance. There shall be no severance in the event of resignation by the Executive. If the Executive’s employment is terminated by the Company for any reason other than for “Cause”, and Executive was willing and able to remain employed, then the Company shall pay or provide the Executive with the following: contingent upon Executive’s execution and non-revocation of a waiver and release of claims form acceptable to the Company and subject to the Executive’s continued compliance with the obligations in Section 6 herein, an amount equal to the Base Salary in effect on the Termination Date, paid monthly in equal installments for a period of six (6) months, beginning at the time of termination or a lump sum payment of six (6) months Base Salary payable at the time of termination at the Company’s discretion. for purposes of this Section 4.1, “Cause” means Executive’s: (A) commission or conviction of, or guilty plea or plea of nolo contendere to, any felony or any other crime involving moral turpitude, fraud or dishonesty; (B) committing a material act of theft, dishonesty, embezzlement, fraud or misappropriation against the Company or any affiliate thereof; (C) committing an act or omission constituting any willful and material breach of a fiduciary obligation or any willful or gross misconduct relating to the business of the Company or any affiliate thereof; (D) substantial failure to perform Executive’s duties hereunder; (E) violation of any material Company policy or any applicable laws, rules or regulations; (F) material breach of this Agreement; (G) conduct tending to bring the Company into substantial public disgrace or disrepute; (H) intentional or negligent disobedience of lawful orders or directives of the Board; (I) unlawful use (including being under the influence) or possession of illegal drugs or repeated intoxication or (J) the occurrence of a force majeure event with an impact on the Company’s operations, such as a natural disaster in the State of California, a war declaration involving the USA, a large scale terrorist act in the USA or an epidemic or pandemic in the USA. To the extent the Cause is capable of cure, the Company must provide written notice to Executive setting forth the alleged cause and allowing Executive thirty (30) days to cure. If Executive fails to cure within thirty (30) days following such written notice, the Company may terminate Executive’s employment forthwith upon written notice to Employee.

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4.2 Death or Disability.

(a) The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability (as defined below).

(b) If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability (as defined below), the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability (as defined below) shall be provided in a manner which is consistent with federal and state law.

(c) For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his job, with or without reasonable accommodation, for ninety (90) days out of any three hundred sixty-five (365) day period. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

4.3 Notice of Termination. Subject to Section 1 and Section 4, above, any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 4.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 17. The Notice of Termination shall specify:

(a) The termination provision of this Agreement relied upon;

(b) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c) The applicable Termination Date.

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4.4 Termination Date. Subject to Section 1 and Section 4, above, the Executive’s “Termination Date” shall be:

(a) If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b) If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c) If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d) If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination;

(e) If the Executive terminates his employment hereunder, the date specified in the Executive’s Notice of Termination, which is requested to be no less than 30 days following the date on which the Notice of Termination is delivered; and

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”).

4.5 Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and any amounts payable pursuant to this Section 4 shall not be reduced by compensation the Executive earns on account of employment with another employer.

4.6 Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive, effective on the Termination Date shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

5. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date.

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6. Confidential Information. The Executive understands and acknowledges that during the Employment Term, he will have access to and learn about Confidential Information, as defined below.

6.1 Confidential Information Defined.

(a) Definition.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, computer code, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

(b) Company Creation and Use of Confidential Information.

The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, and training its employees. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

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(c) Disclosure and Use Restrictions.

The Executive agrees and covenants, both during and after the period of his employment with the Company: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Board.

(d) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(i) The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii) If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(A) files any document containing trade secrets under seal; and

(B) does not disclose trade secrets, except pursuant to court order.

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7. Proprietary Rights.

7.1 Work Product. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the period of his employment by the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, work in process, databases, manuals, results, developments, reports, graphics, market studies, formulae, notes, communications, algorithms, product plans, product designs, models, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, manufacturing information, marketing information, advertising information, and sales information.

7.2 Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

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7.3 Further Assurances; Power of Attorney. During and after his employment, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

7.4 No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to him by the Company.

7.5 The provisions of this Section 7 do not apply to an invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in substance that provisions in an employment agreement providing that an employee shall assign any of his or her rights in any invention to his or her employer do not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and which (i) does not relate (1) to the business of the employer, or (2) to the employer’s actual or demonstrably anticipated research or development, or (ii) does not result from the work performed by the employee for the employer.

8. Security.

8.1 Security and Access. The Executive agrees and covenants to comply with all Company security policies and procedures as in force from time to time.

8.2 Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.

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9. Governing Law; Binding Arbitration Agreement. This Agreement, for all purposes, shall be construed in accordance with the laws of California without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement or arising out of or relating to Executive’s employment with the Company shall be subject to binding arbitration pursuant to the Binding Arbitration Agreement attached hereto as Attachment “A”. Subject to the terms of the Binding Arbitration Agreement, the parties hereby irrevocably submit to the exclusive jurisdiction of a state or federal court located in the State of California, county of Los Angeles, and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

10. Entire Agreement. Unless specifically provided herein, this Agreement and the attached Binding Arbitration Agreement contain all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced be cited as evidence in legal proceedings alleging breach of the Agreement.

11. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

12. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

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The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

13. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

14. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

15. Section 409A.

15.1 General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

15.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

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15.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

16. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

17. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below with a copy by email to Company’s Legal Counsel, the BOD, and to executive (or such other addresses as specified by the parties by like notice):

If to the Company:

11845 W. Olympic Blvd

Ste 1100W #13

Los Angeles, CA 90064

Greg Sichenzia, (Legal Counsel)

SRFC

1185 6th Ave 31st fl, New York, NY 10036

GSichenzia@SRFC.LAW

If to the Executive:

11907 Bray Street

Culver City CA 90230

stlrbrt@yahoo.com

18. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

19. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THUMZUP MEDIA CORPORATION

By
Name:
Title:

EXECUTIVE

Signature:
Print Name:

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